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                                        EXHIBIT 12.2
                     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
 COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                 Year ended December 31,
                             ----------------------------------------------------------
(dollars in thousands)             1993        1992        1991        1990        1989
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
Earnings:
  Net income                 $1,065,495  $1,170,581  $1,026,392  $  987,170  $  900,628
  Company's equity in
    undistributed loss
    (earnings) of
    unconsolidated
     affiliates                      -       (3,349)     26,671      (2,799)     (4,352)
  Income tax expense            901,890     895,126     851,534     881,647     669,885
  Net fixed charges             730,708     758,333     760,957     788,889     821,982
                             ----------  ----------  ----------  ----------  ----------
      Total Earnings         $2,698,093  $2,820,691  $2,665,554  $2,654,907  $2,388,143
                             ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  642,408  $  696,765  $  682,811  $  677,476  $  712,607
  Interest on short-
    term debt                    87,819      61,182      77,760     110,982     108,869
  Interest on capital
    leases                        1,737       1,737       1,737       1,737       1,737
                             ----------  ----------  ----------  ----------  ----------
    Total Fixed Charges         731,964     759,684     762,308     790,195     823,213
                             ----------  ----------  ----------  ----------  ----------
Preferred Stock Dividends:
  Tax deductible dividends        4,814       5,136       5,136       5,136       5,136
  Pretax earnings required
    to cover non-tax
    deductible preferred
    stock dividend
     requirements               108,937     130,147     154,404     175,881     167,440
                             ----------  ----------  ----------  ----------  ----------
    Total Preferred
      Stock Dividends           113,751     135,283     159,540     181,017     172,576
                             ----------  ----------  ----------  ----------  ----------
  Total Combined Fixed
    Charges and
    Preferred Stock
     Dividends               $  845,715  $  894,967  $  921,848  $  971,212  $  995,789
                             ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Combined Fixed
  Charges and Preferred
   Stock Dividends                 3.19        3.15        2.89        2.73        2.40
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Note:  For the purpose of computing the Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges"
       consist of interest on short-term and long-term debt (including amortization of bond premium, discount and expense; and excluding interest on decommissioning trust funds
       [for which an equal amount of interest income is recorded] and amortization of the gain or loss on reacquired debt securities) and interest on capital leases (including capitalized interest).  "Preferred stock dividends" represent the sum of requirements for preferred stock dividends that are deductible for federal income tax purposes and requirements for preferred stock dividends that are not deductible for federal income tax purposes increased to an amount representing pretax earnings which would be required to cover such dividend requirements.
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